Exhibit (h)(5)

Execution Copy

TRANSFER AGENCY AND SERVICE AGREEMENT

BETWEEN

ABERDEEN FUNDS, ON BEHALF OF EACH OF THE ENTITIES,
INDIVIDUALLY AND NOT JOINTLY,

AS LISTED ON SCHEDULE A

AND

BOSTON FINANCIAL DATA SERVICES, INC.

Aberdeen Funds

June 2011

TABLE OF CONTENTS

1.	Terms of Appointn1ent and Duties	1

2.	Third Party Administrators for Defined Contribution Plans	8

3.	Fees and Expenses	8

4.	Representations and Warranties of the Transfer Agent	10

5.	Representations and Warranties of the Funds	10

6.	Wire Transfer Operating Guidelines	11

7.	Data Access and Proprietary Information	13

8.	Indemnification	15

9.	Standard of Care	17

10.	Confidentiality	18

11.	Covenants of the Funds and the Transfer Agent	19

12.	Termination of Agreement	20

13.	Assignment and Third Party Beneficiaries	24

14.	Subcontractors	24

15.	Changes and Modifications	25

16.	Miscellaneous	26

17.	Additional Portfolios/Funds	27

18.	Limitations of Liability of the Trustees and Shareholders	28

Schedule A	Funds
Schedule 1.2(f)	AML and CIP Delegation
Schedule 1.2(i)	Omnibus Transparency Services
Schedule 2.1	Third Patty Administrator(s) Procedures
Schedule 3.1	Fees and Expenses

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT made as of the 3rd day of June 2011, by and between ABERDEEN FUNDS, a Delaware statutory trust, ON BEHALF OF EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, as listed on Schedule A, having their principal office and place of business at 1735 Market Street, 32nd Floor, Philadelphia, PA 19103 (collectively, the “Funds” and individually, the “Fund”) and BOSTON FINANCIAL DATA SERVICES, INC., a Massachusetts corporation having its principal office and place of business at 2000 Crown Colony Drive, Quincy, Massachusetts 02169 (the “Transfer Agent”).

WHEREAS, certain Funds may be authorized to issue shares in a separate series, such series shall be named under the respective Fund in the attached Schedule A, which may be amended by the parties from time to time, (each such series, together with all other series subsequently established by a Fund and made subject to this Agreement in accordance with Section 17, being herein referred to as a “Portfolio”, and collectively as the “Portfolios”);

WHEREAS, each Fund is either a statutory or business trust or a corporation organized under the laws of a state (as set forth on the Schedule A) and registered with the Securities and Exchange Commission as an investment company pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, it is contemplated that additional Funds and Portfolios may become parties to this Agreement by written consent of the parties hereto and in accordance with Section 17; and

WHEREAS, each Fund, on behalf of itself and, where applicable, its Portfolios, desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.                             Terms of Appointment and Duties

1.1                Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, each Fund, on behalf of itself and, where applicable, its Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for each Fund’s authorized and issued shares or beneficial interest, as the case may be, (“Shares”), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each Fund and of any Portfolios of a Fund (“Shareholders”), including without limitation any periodic investment plan or periodic withdrawal program.  In accordance with procedures established from time to time by agreement between the Transfer Agent and each of the Funds and their respective Portfolios, (the “Procedures”) with such changes or deviations there from as have been (or may from time to time be) agreed upon in writing by the parties, the Transfer Agent agrees that it will perform the following services:

(a) Provide front-end mail processing and distribution services, including receipt and sorting of incoming mail; creation of electronic images for all paper received; and automated distribution of work based on the Fund’s assigned priorities;

(b) Establish each Shareholder’s account in the Fund on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Shareholder in accordance with the Procedures;

(c) Receive for acceptance and process orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the organizational documents of the Fund (the “Custodian”);

(d)  Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(e) Receive for acceptance and process redemption requests, redemption directions, and exchange requests, and deliver the appropriate documentation thereof to the Custodian;

(f)  In respect to items (b) through (e) above, the Transfer Agent may execute transactions directly with broker-dealers authorized by the Fund;

(g) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(h)  Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(i)  Prepare and transmit payments for dividends and distributions declared by the Fund or any Portfolio thereof, as the case may be;

U)  If applicable, issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of indemnification satisfactory to the Transfer Agent and protecting the Transfer Agent and the Fund, and the Transfer Agent at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

(k)  Issue replacement checks and place stop orders on original checks based on Shareholder’s representation that a check was not received or was lost. Such stop orders and replacements will be deemed to have been made at the request of the Fund, and, as between the Fund and the Transfer Agent, the Fund shall be responsible for all losses or claims resulting from such replacement;

(I)  Maintain records of account for and advise the Fund and its Shareholders as to the foregoing;

(m)  Record the sale of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Fund which are held by shareholders. The Transfer Agent shall also provide the Fund or its designated agent on a regular basis with a report of the sales of Shares for each Fund. The Transfer Agent · shall have no obligation, when recording the sale of Shares, to monitor the sale of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund or its designated agent;

(n)  Accept any information, records, documents, data, certificates, transaction requests by machine readable input, facsimile, CRT data entry and electronic instructions, including e mail communications, which have been prepared, maintained or provided by the Fund or any other person or firm on behalf of the Fund or from broker-dealers of record or third party administrators (“TPAs”) on behalf of individual Shareholders. With respect to transaction requests received in the foregoing manner, the Transfer Agent shall not be responsible for determining that the original source documentation is in good order, which includes compliance with Rule 22c-1 under the 1940 Act, and it will be the responsibility of the Fund to require its broker-dealers or TPAs to retain such documentation. E-mail exchanges on routine matters may be made directly with the Fund’s contact at the Transfer Agent. The Transfer Agent will not act on any e-mail communications coming to it directly from Shareholders requesting transactions, including, but not limited to, monetary transactions, change of ownership, or beneficiary changes;

(o)  Maintain and manage, as agent for the Fund, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Share purchases and redemptions and the payment of Fund dividends and distributions. The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent, subject to the approval by the Fund, which shall not be unreasonably withheld. In connection with the recordkeeping and other services provided to the Fund hereunder, the Transfer Agent may receive compensation for the management of such accounts and such compensation may be calculated based upon the average balances of such accounts. Any bank charges related to these accounts shall be reflected as an out of pocket expense on the monthly invoice from the Transfer Agent to the Funds;

(p)  Receive correspondence pertaining to any former, existing or new Shareholder account, process such correspondence for proper recordkeeping and respond to Shareholder correspondence;

(q)  Process any request from a Shareholder to change account registration, beneficiary, beneficiary information, transfer and rollovers in accordance with the Procedures; and

(r)  Sales Commission and Rule 12b-1 Fee set-up, processing and reconciliation.

1 .2             Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraphs, the Transfer Agent shall perform the following services:

(a)  Other Customary Services. Perform certain customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts; arranging for mailing of Shareholder reports and prospectuses to current Shareholders; withholding taxes on U.S. resident and non-resident alien accounts; preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders; preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts; preparing and mailing activity statements for Shareholders; and providing Shareholder account information;

(b)  Control Book (also known as “Super Sheet”). Maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Fund for each business day to the Fund no later than 9:00 AM Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day;

(c)  “Blue Sky” Reporting. The Fund or its designated agent shall identify to the Transfer Agent in writing the states and territories in the United States, and the countries where the Shares of the Fund or transactions are registered or exempt, and the number of Shares registered for sale with respect to each state, territory, or country, as applicable. The Transfer Agent shall establish the foregoing parameters on the system for the designated Blue Sky vendor. The Fund or its designated agent shall verify that such parameters have been correctly established for each state, territory or country on the system prior to activation and thereafter shall be responsible for monitoring the daily activity for each state or country. The responsibility of the Transfer Agent for the Fund’s blue sky registration status is solely limited to the initial establishment of the parameters provided by the Fund or the Fund’s designated agent for the Blue Sky vendor’s system and the daily transmission of a file to such vendor in order that the vendor may provide reports to the Fund or the Fund’s designated agent for monitoring;

(d)  National Securities Clearing Corporation (the “NSCC”). (i) Accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Fund), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of authorized broker-dealers on the Fund dealer file maintained by the Transfer Agent;  (ii) issue instructions to the Fund’s banks for the settlement of transactions between the Fund and

NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Fund’s records on DST Systems, Inc.’s computer system TA2000 (“TA2000 System”) in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on TA2000 System through Networking;

(e)  Performance of Certain Services by the Fund or Affiliates or Agents. New procedures as to who shall provide certain of these services may be established in writing from tin1e to time by agreement between the Fund and the Transfer Agent. The Transfer Agent may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund’s behalf. As of the commencement of this Agreement, the parties agree that the Fund, its affiliates or agents shall be responsible for performing the following service: (i) administration service fee payments.

(f)  Anti-Money Laundering (‘‘AML ‘‘) Delegation. In order to assist the Fund with the Fund’s AML responsibilities under applicable AML laws, the Transfer Agent offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund (the “AML Procedures”). If the Fund elects to have the Transfer Agent implement the AML Procedures and delegates the day-to-day operation of such AML Procedures to the Transfer Agent under this Agreement, the parties will agree to such terms as stated in the attached schedule (“Schedule 1.2(f)” entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties.  In consideration of the performance of the AML Procedures by the Transfer Agent pursuant to this Section 1.2(f), the Fund agrees to pay the Transfer Agent for the reasonable administrative expense that may be associated with such AML Procedures;

(g)  Call Center Services. The Transfer Agent shall answer and respond to inquiries from existing Shareholders, prospective Shareholders of the Fund and broker-dealers on behalf of such Shareholders in accordance with the telephone scripts provided by the Fund to the Transfer Agent. Such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of the Fund, general account information including dates of purchases, redemptions, exchanges and account balances, client internet support, requests for account access instructions and literature requests. The call center services shall be provided by the Transfer Agent from 8 a.m. to 9 p.m., Eastern Time for the retail Funds and from 9 a.m. to 6 p.m., Easter Time for the institutional Funds, on each day on which the New York Stock Exchange is open for trading. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section, the Fund agrees to pay the Transfer Agent the fee set forth on Schedule 3.1 attached hereto and the reimbursable expenses that may be associated with these additional duties;

(h) Short Term Trader. Upon request of the Fund, the Transfer Agent will provide the Fund with periodic reports on trading activity in the Fund based on parameters provided to the Transfer Agent by the Fund, as amended from time to time. The services to be performed by the Transfer Agent for the Fund hereunder will be ministerial only and the Transfer Agent shall have no responsibility for monitoring or reviewing market-timing activities. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section, the Fund agrees to pay the Transfer Agent the fee set forth on Schedule 3.1 attached hereto and the reasonable reimbursable expenses that may be associated with these additional duties;

(i)  Omnibus Transparency Services. Upon request of the Fund, the Transfer Agent shall carry out certain information requests, analyses and reporting services in support of the Fund’s obligations under Rule 22c-2(a)(2), (3). The parties will agree to such services and terms as stated in the attached schedule (“Schedule 1.2(i)” entitled “Omnibus Transparency Services”) that may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the services by the Transfer Agent pursuant to this Section 1.2(i), the Fund agrees to pay the Transfer Agent for such fees and expenses associated with such additional services as set forth on Schedule 3.I;

U)  Escheatments and Orders. The Transfer Agent shall provide assistance to the Fund with respect to escheatments and abandoned property in connection with lost shareholders. The Transfer Agent shall also assist the Fund with the handling of orders received from courts or government agencies related to shareholder accounts including: garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses. The reasonable expenses for such services shall be reflected as a reimbursable expense as incurred; and

(k)      Additional Products. If requested by the Fund (and as mutually agreed upon by the parties as to any reasonable fees and reimbursable expenses), the Transfer Agent will provide reasonable assistance to the Fund in making available certain additional products through DST Systems, Inc. or one of its affiliates (“DST”). The Fund acknowledges that such additional products are not specifically required under this Agreement and may require a separate agreement between the Fund and DST.

1.3                 Fiduciary Accounts. With respect to certain retirement plans or accounts (such as individual retirement accounts (“IRAs”), SIMPLE IRAs, SEP IRAs, Roth IRAs, Coverdell Education Savings Accounts, and 403(b) arrangements (such accounts, “Fiduciary Accounts”)), the Transfer Agent, at the request of the Fund, shall arrange for the provision of appropriate prototype plans as well as provide or arrange for the provision of various services to such plans and/or accounts, which services may include custodial services to be provided by State Street Bank and Trust Company (“State Street”), account set-up maintenance, and disbursements as well as such other services as the parties hereto shall mutually agree upon.

1.4              Site Visits and Inspections,· Regulatory Examinations. During the term of this Agreement, authorized representatives of the Fund may conduct periodic site visits of the

Transfer Agent’s facilities and inspect the Transfer Agent’s records and procedures solely as they pertain to the Transfer Agent’s services for the Fund under or pursuant to this Agreement. Such inspections shall be conducted at the Fund’s expense (which shall include costs related to providing materials, copying, faxing, retrieving stored materials, and similar expenses) and shall occur during the Transfer Agent’s regular business hours and, except as otherwise agreed to by the parties, no more frequently than twice a year. In connection with such site visit and/or inspection, the Fund shall not attempt to access, nor will it review, the records of any other clients of the Transfer Agent and the Fund shall conduct the visit/inspection in a manner that will not interfere with the Transfer Agent’s normal and customary conduct of its business activities, including the provision of services to the Fund and to other clients. The Transfer Agent shall have the right to immediately require the removal of any Fund representatives from its premises in the event that their actions, in the reasonable opinion of the Transfer Agent, jeopardize the information security of its systems and/or other client data or otherwise are disruptive to the business of the Transfer Agent. The Transfer Agent may require any persons seeking access to its facilities to provide reasonable evidence of their authority. The Transfer Agent may also reasonably require any of the Fund’s representatives to execute a confidentiality agreement before granting such individuals access to its facilities.  The Transfer Agent will also provide reasonable access to the Fund’s governmental regulators, at the Fund’s expense, solely to (i) the Fund’s records held by the Transfer Agent and (ii) the procedures of the Transfer Agent directly related to its provision of services to the Fund under the Agreement.

1.5               Tax-related support. The parties agree that to the extent that the Transfer Agent provides any services under this Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986, as amended (“Code”) or any other tax law, including without limitation, withholding, as required by federal law, taxes on Shareholder accounts, preparing, filing and mailing U.S. Treasury Department Forms 1099, 1042, and 1042S, and performing and paying backup withholding as required for shareholders, the Transfer Agent will not make any judgments or exercise any discretion of any kind and will provide only ministerial, mechanical, printing, reproducing, and other similar assistance to the Fund.  In particular, the Transfer Agent will not make any judgments or exercise any discretion in determining generally the actions that are required in connection with such compliance or when such compliance has been achieved. Except to the extent of making mathematical calculations or completing forms, in each case based on the Fund’s instructions, the Transfer Agent will not make any judgments or exercise any discretion in (1) determining generally: (a) the amounts of taxes that should be withheld on Shareholder accounts; and (b) the amounts that should be reported in or on any specific box or line of any tax form; (2) classifying the status of Shareholders and Shareholder accounts .under applicable tax law; and (3) paying withholding and other taxes. The Fund will provide comprehensive instructions to the Transfer Agent in connection with all of the services that are to be provided by the Transfer Agent under this Agreement that relate to compliance by the Fund with the Code or any other tax law, including promptly responding to requests for direction that may be made from time to time by the Transfer Agent.

2.                                    Third Party Administrators for Defined Contribution Plans

2.1                  The Fund may decide to make available to certain of its customers, a qualified plan program (the “Program”) pursuant to which the customers (“Employers”) may adopt certain plans of deferred compensation (“Plan or Plans”) for the benefit of the individual Plan participant (the “Plan Participant”), such Plan(s) being qualified under Section 401 (a) of the Code and administered by TPAs which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended.

2.2                  In accordance with the procedures established in Schedule 2.1 entitled “Third Party Administrator Procedures,” as may be amended by the Transfer Agent and the Fund from time to time (“Schedule 2.1”), the Transfer Agent shall:

(a) Treat Shareholder accounts established by the Plans in the name of the Trustees, Plans or TPAs, as the case may be, as omnibus accounts;

(b) Maintain omnibus accounts on its records in the name of the TPA or its designee as the Trustee for the benefit of the Plan; and

(c) Perform all services under Section 1 as transfer agent of the Funds and not as a record-keeper for the Plans.

2.3                 Transactions identified under Sections 1 and 2 of this Agreement shall be deemed exception services (“Exception Services”) when such transactions:

(a) Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform transfer agency and recordkeeping services;

(b) Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the TA2000 System; or

(c) Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System, than is normally required.

3.                                   Fees and Expenses

3.1                  Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay the Transfer Agent the fees and expenses as set forth in the attached fee schedule (“Schedule 3o 1”).  Such fees and reimbursable expenses and advances identified under Section 3.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent. The parties agree that the fees set forth on Schedule 3 0 1 shall apply with respect to the Funds set forth on Schedule A hereto as of the date hereof and to any funds added to this Agreement under

Section 17 that have requirements consistent with services then being provided by the Transfer Agent under this Agreement.

3.2                Reimbursable Expenses.  In addition to the fees paid under Section 3.1 above, the Fund agrees to reimburse the Transfer Agent for reimbursable expenses, including but not limited to: AMLICIP annual fee, suspicious activity reporting for networked accounts, audio response, checkwriting, CIP-related database searches, commission fee application, data communications equipment, computer hardware, DST disaster recovery charge, escheatment, express mail and delivery services, FDIC deposit insurance account charges, federal wire charges, forms and production, freight charges, household tape processing, lost shareholder searches, lost shareholder tracking, magnetic tapes, reels or cartridges, magnetic tape handling charges, manual check pulls, microfiche/COOL, microfilm, network products, new fund implementation, NSCC processing and communications, postage (to be paid in advance if so requested), offsite records storage, outside mailing services, P.O.  box rental, print/mail services, programming hours, regulatory compliance fee per CUSIP, reporting (on request and scheduled), returned checks, Short Term Trader, special mailing, statements, supplies, tax reporting (federal and state), telecommunications equipment, telephone (telephone and fax lines), training, transcripts, travel, TIN certification (W-8 & W-9), vax payroll processing, year-end processing and other expenses incurred at the specific direction of the Fund or with advance written notice to the Fund.

3.3                Increases.  The fees and charges set forth on Schedule 3.1 shall increase or may be increased (i) in accordance with Section 3.6 below; (ii) upon at least ninety (90) days prior written notice, if changes in laws applicable to its transfer agency business or laws applicable to the Fund, which the Transfer Agent has agreed to abide by and implement increases the Transfer Agent’s ongoing costs to provide the affected service or function by five percent (5%) or more; or (iii) in connection with new or additional services, or new or additional functions or features or modes of operation of the TA2000 system.  If the Transfer Agent notifies the Fund of an increase in fees or charges pursuant to subparagraph (ii) of this Section 3.3, the parties shall confer, diligently and in good faith and agree upon a new fee or charges to cover the amount necessary, but not more than such amount, to reimburse the Transfer Agent for the increased costs of operation or new fund features.  If the Transfer Agent notified the Fund of an increase in fees under subparagraph (iii) of this Section 3.3, the parties shall confer, diligently and in good faith, and agree upon a new fee to cover such new fund feature.

3.4                 Postage.   Postage for mailing of dividends, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

3.5                 Invoices.  The Fund agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective invoice, except for any fees or expenses that are subject to good faith dispute.  In the event of such a dispute, the Fund may only withhold that portion of the fee or expense subject to the good faith dispute.  The Fund shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each invoice if the Fund is disputing any amounts in good faith.  If the Fund does not provide such notice of dispute within the required time, the invoice will be deemed accepted by the Fund.  The Fund shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid by payment of the agreed amount.  If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

3.6                 Cost of Living Adjustment.  After the first year of the Initial Term, the total fee for all services for each succeeding year shall equal the fee that would be charged for the same.  services based on a fee rate (as reflected in a fee rate schedule) increased by the percentage increase for the twelve-month period of such previous calendar year of the CPI-W (defined below), or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties.  As used herein, “CPI-W” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for Boston-Brockton-Nashua, MA-NH-ME-CT, (Base Period: 1982-84 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics.

3.7                 Late Payments.  If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Fund shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Transfer Agent) on the first day of publication during the month when such amount was due.  Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

4.                                     Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Fund that:

4.1                It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

4.2                It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and it will remain so registered for the duration of this Agreement.  It will promptly notify the Fund in the event of any material change in its status as a registered transfer agent.

4.3                It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

4.4                It is empowered under applicable laws and by its Articles of Organization and By-Laws to enter into and perform the services contemplated in this Agreement.

4.5                   All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.6                 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

5.                                    Representations and Warranties of the Fund

The Fund represents and warrants to the Transfer Agent that:

5.l                     It is a trust or corporation duly organized and existing and in good standing under the laws of the state of its organization as set forth on Schedule A.

5.2                 It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

5.3                All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

5.4                 The Fund is an open-end management investment company registered under the 1940 Act.

5.5                 A registration statement under the Securities Act of 1933, as amended, for each Fund is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares being offered for sale by the Fund.

6.                                    Wire Transfer Operating Guidelines

6.1                Obligation of Sender.  The Transfer Agent is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the “Security Procedure”) chosen for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer.  The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Fund instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time.  All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

6.2                Security Procedure.   The Fund acknowledges that the Security Procedure it has designated on the Selection Form was selected by the Fund from security procedures offered by the Transfer Agent.  The Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing.  The Fund must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Fund’s authorized personnel.  The Transfer Agent shall verify the authenticity of all Fund instructions according to the Security Procedure.

6.3               Account Numbers.  The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order.  In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.4                 Rejection.  The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

6.5                 Cancellation Amendment.  The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act.  However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

6.6                Errors.  The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure.  The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.7                Interest.  The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

6.8               ACH Credit Entries/Provisional Payments.   When the Fund initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, State Street will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries.  Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank.  If the Transfer Agent does not receive such final settlement, the Fund agrees that the Transfer Agent shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

6.9                 Confirmation.  Confirmation of Transfer Agent’s execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent’s proprietary information systems, or by facsimile or call-back.  The Fund must report any objections to the execution of an order within thirty (30) days.

7.                                   Data Access and Proprietary Information

7.I                   The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund ‘s ability to access certain Fund -related data maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or other third party.  In no event shall Proprietary Information be deemed Customer Information (as defined in Section 10.2 below) or the confidential information of the Fund.  The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary · Information to any person or organization except as may be provided hereunder.  Without limiting the foregoing, the Fund agrees for itself and its employees and agents to:

(a) Use such programs and databases (i) solely on the Fund ‘s computers, (ii) solely from equipment at the location agreed to between the Fund and the Transfer Agent and (iii) solely in accordance with the Transfer Agent’s applicable user documentation;

(b) Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Fund’s computer(s)), the Proprietary Information;

(c) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(d) Refrain from causing or allowing information transmitted from the Transfer Agent’s computer to the Fund’s computer to be retransmitted to any other computer or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

(e) Allow the Fund to have access only to those authorized transactions as agreed to between the Fund and the Transfer Agent; and

(f) Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

7.2                 Proprietary Information shall not include all or any portion of any of the foregoing items that:              (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

7.3                 The Fund acknowledges that its obligation to protect the Transfer Agent’s Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine.  Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

7.4                If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure.  Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.  DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS.  EXCEPT THOSE EXPRESSLY STATED HEREIN THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.5                If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

7.6                Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7.  The obligations of this Section shall survive any earlier termination of this Agreement.

8.                                Indemnification

8.1                The Transfer Agent shall not be responsible for, and the Fund shall indemnify and hold the Transfer Agent, and with respect to Section 1.3 and Section 8.1 (f) herein, also State Street, harmless, from and against, any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit in which the Transfer Agent or an affiliate to which services have been delegated under Section 14.1 is a named party), payments, expenses and liability arising out of or attributable to:

(a)  All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(b)  The Fund’s lack of good faith, negligence or willful misconduct;

(c)  The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions, or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Fund or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent by counsel to the Fund after consultation with such legal counsel and upon which instructions or opinion the Transfer Agent is expressly permitted to rely or opinions of legal counsel that are obtained by the Transfer Agent; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(d)  The offer or sale of Shares in violation of federal or state securities laws or regulations.  requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares, except to the extent that the violation is a direct result of the failure to accurately provide the daily transmission as required under Section 1.2(c);

(e)  The acceptance of facsimile transaction requests on behalf of individual Shareholders received from broker-dealers, TPAs or the Fund, and the reliance by the Transfer Agent on the broker-dealer, TPA or the Fund ensuring that the original source documentation is in good order and properly retained;

(f)  The negotiation and processing of any checks, wires and ACH transmissions including without limitation for deposit into, or credit to, the Fund’s demand deposit accounts maintained by the Transfer Agent, provided that such actions are taken in good faith and without negligence or willful misconduct; or

(g)  Upon the Fund’s request entering into any agreements required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems.

8.2                To the extent that the Transfer Agent is not entitled to indemnification pursuant to Section 8.1 above and only to the extent of such right, the Fund shall not be responsible for, and the Transfer Agent shall indemnify and hold the Fund harmless from and against any losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit in which the Fund is a named party), payments, expenses and liability arising directly out of or attributable to any action or failure of the Transfer Agent to act as a result of the Transfer Agent’s or its agent’s or affiliate’s lack of good faith, negligence or willful misconduct in the performance of its services hereunder.

8.3                In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim.  The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party.  The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party’s prior written consent.

8.4               As-of Adjustments.

(a) Notwithstanding anything herein to the contrary, with respect to “as of” adjustments, losses resulting from “as of” due to clerical errors or misinterpretations of shareholder instructions will be discussed between the Transfer Agent and the Fund and the Transfer Agent’s liability for an “as of’ loss will be reviewed on a case-by-case basis.  The Transfer Agent will accept financial responsibility for a particular situation resulting in a financial loss to the Fund where such loss is “material,” as hereinafter defined, and, under the particular facts at issue, the Transfer Agent’s conduct was culpable and the Transfer Agent’s conduct is the primary cause of the loss.  A loss is “material” for purposes of this Section 8.4 when it results in a pricing error on a particular transaction which equals or exceeds one full cent ($.01) per share times the number of shares outstanding or such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time.

(b) If the net effect of an “as of’ transactions that is determined to be caused primarily by the Transfer Agent is negative and exceeds the above limit, then the Transfer Agent shall promptly contact the Fund administrator and Fund accountants.  The Transfer Agent will work with the Fund administrator and Fund accountants to determine what, if any, impact the threshold break has on the shareholder and the Fund’s Net Asset Value and what, if any, further action is required.  These further actions may include but are not limited to, the Fund re-pricing the affected day(s), the Transfer Agent re-processing, at its expense, all affected transactions in the Fund that took place during the period or a payment to the Fund.  The Fund agrees to work in good faith with the Transfer Agent and wherever possible, absent a regulatory prohibition or other mutually agreed upon reason, the Fund agrees to re-price the affected day(s) and to allow the Transfer Agent to re-process the affected transactions.  When such re-pricing and re-processing is not possible, and when the Transfer Agent must contribute to the settlement of a material loss (as defined above), the Transfer Agent agrees to pay at least that portion of the loss over $0.0049 per share calculated on the basis of the total value of all Shares owned by the affected Portfolio (i.e., on the basis of the value of the Shares of the total Portfolio, including all classes of that Portfolio, not just those of the affected class).  In addition, the Transfer Agent will work with the Fund accountants to determine, on a case by case basis, whether any additional actions should be taken.

(c) The Transfer Agent will monitor all Portfolios across Share classes to determine the accumulated, unreimbursed, net gain or loss effect of “as-of trades” caused primarily by the Transfer Agent.  At the fiscal quarter end of each Portfolio, if the Portfolio has an accumulated loss across Share classes that is material and is primarily attributed to the Transfer Agent,.  then the Transfer Agent shall pay to the Fund the amount of such loss in excess of $.0049 per share calculated on the basis of the total value of all Shares owned by the affected Portfolio (i.e., on the basis of the value of the Shares of the total Portfolio, including all classes of that Portfolio, not just those of the affected class).  If at the end of the fiscal quarter, a Portfolio has accumulated a gain across Share classes, that gain will remain with the Fund

9.                                     Standard of Care

The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents.  The parties agree that any encoding or payment processing errors shall be governed by this standard of care and that Section 4-209 of the Uniform Commercial Code is superseded by Section 9 of this Agreement.  This standard of care also shall apply to Exception Services, as defined in Section 2.3 herein, but shall take into consideration and make allowances for the manual processing and non-standard work involved in Exception Services.

10.                            Confidentiality

10.1   The Transfer Agent and the Fund agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers’ lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of the Transfer Agent or of the Fund, and all Customer Information (defined below); that is used or gained by the Transfer Agent or the Fund during performance under this Agreement.  The Fund and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or the Fund and their successors and assigns.  In the event of breach of the foregoing by either party, the remedies provided by Section 7.3 shall be available to the party whose confidential information is disclosed.  The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or Fund agent for purposes of providing services under this Agreement.

10.2   As between the Fund and Transfer Agent, Customer Information (as defined below) is and will remain the sole and exclusive property of the Fund.  “Customer Information” means all the customer identifying data however collected or received, including without limitation, through “cookies” or non-electronic means pertaining to or identifiable to the Fund’s shareholder(s) or prospective shareholder(s) and plan administrators (collectively, “Fund Customers”), including without limitation, (i) name, address, email address, passwords, account numbers, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data or any other identification data; (ii) any information that reflects the use of or interactions with a Fund service, including the Fund’s web site; or (iii) any data otherwise submitted in the process of registering for a Fund service.   For the avoidance of doubt, Customer Information shall include all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat.  1138) (“GLB Act”) and the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq., (“Mass Privacy Act”).  This Agreement shall not be construed as granting the Transfer Agent any ownership rights in Customer Information.

10.3   The Transfer Agent represents, covenants, and warrants that Transfer Agent will use Customer Information only in compliance with (i) the provisions of this Agreement, (ii) its own Privacy and Information Sharing Policy, as amended and updated from time to time and (iii) federal and state privacy laws applicable to its business, including the GLB Act and the Mass Privacy Act, as such are applicable to its transfer agency business.

10.4   In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will use reasonable efforts to notify the Fund (except where prohibited by law) ·md to secure instructions from an authorized officer of the Fund as to such inspection.  The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

11.                            Covenants of the Fund and the Transfer Agent

11.1       The Fund shall promptly furnish to the Transfer Agent the following:

(a) A certified copy of the resolution of the Board of Trustees or the Board of Directors, as the case may be, of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

(b) A copy of the organizational documents of the Fund and all amendments thereto.

11.2          The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

11.3         Records.  The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form, manner and for such periods, as it may deem advisable and as may be required by the laws and regulations applicable to its business as a Transfer Agent, including those set forth in 17 CFR 240.17Ad-6 and 17 CFR 240.17Ad-7, as such regulations may be amended from time to time.  The Transfer Agent shall also maintain customary records in connection with its agency for the Fund; particularly those records required to be maintained pursuant to subparagraph (2)(iv) of paragraph (b) of Rule 31a-1 under the 1940 Act.  Records maintained by the Transfer Agent on behalf of the Fund shall be made available for reasonable examinations by the SEC upon reasonable request and shall be maintained by the Transfer Agent for such period as required by applicable law or until such earlier time as the Transfer Agent has delivered such records into the Fund’s possession or destroyed them at the Fund’s request.

11.4         Compliance Program.  The Transfer Agent maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-1 under the 1940 Act.  Pursuant to its compliance program, the Transfer Agent will provide periodic measurement reports to the Fund.  Upon request of the Fund, the Transfer Agent will provide to the Fund in connection with any periodic annual or semi-annual shareholder repot1 filed by the Fund or, in the absence of the filing of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to the Transfer Agent’s performance of the services set forth in this Agreement and its internal controls related thereto.  In addition, on a quarterly basis, the Transfer Agent will provide to the Fund a certification in connection with Rule 3Sa-l under the 1940 Act.  The Transfer Agent reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time in order to address changing regulatory and industry developments.

11.5         SAS70 Reports.  The Transfer Agent will furnish to the Fund, on a semi-annual basis, a report in accordance with Statements on Auditing Standards No.  70 or such other report as may be implemented by applicable accounting or regulatory authority in lieu thereof (the “SAS70 Report”) as well as such other reports and information relating to the Transfer Agent’s policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and its services, as the Fund may reasonably request.

11.6        Information Security.  The Transfer Agent maintains and will continue to maintain at each service location physical and information security and data protection safeguards against the destruction, loss, theft or alteration of the Fund’s Confidential Information, including Customer Information, in the possession of the Transfer Agent that will be no less rigorous than those in place at the effective date of this Agreement, and from time to time enhanced in accordance with changes in regulatory requirements.  The Transfer Agent will, at a minimum, update its policies to remain compliant with regulatory requirements including those under the GLB Act and the Mass Privacy Act, to the extent applicable to its business.  The Transfer Agent will meet with the Fund, at its request, on an annual basis to discuss information security safeguards.  If the Transfer Agent or its agents discover or are notified that someone has violated security relating to the Fund ‘s Confidential Information, including Customer Information, the Transfer Agent will promptly (a) notify the Fund of such violation, and (b) if the applicable Confidential Information was in the possession or under the control of the Transfer Agent or its agents at the time of such violation, the Transfer Agent will promptly (i) investigate, contain and address the violation, and (ii) advise the Fund as to the steps being taken that are reasonably designed to prevent future similar violations.

11.7         Business Continuity.  The Transfer Agent will maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Fund.  The Transfer Agent will test the adequacy of its business continuity plan at least annually and upon request, the Fund may participate in such test.  Upon request by the Fund, the Transfer Agent will provide the Fund with a letter assessing the most recent business continuity test results.  In the event of a business disruption that materially impacts the Transfer Agent’s provision of services under this Agreement, the Transfer Agent will promptly notify the Fund of the disruption and the steps being implemented under the business continuity plan.

12.                            Termination of Agreement

12.1          Term.  The initial term of this Agreement (the “Initial Term”) shall be June 3, 2011 through June 3, 2015 unless terminated pursuant to the provisions of this Section 12.  The term may be renewed by mutual agreement of the Transfer Agent and the individual Fund, through its Board of Trustees or Board of Directors, as applicable, for successive periods of one year each (“Renewal Term”).  Either the Transfer Agent or the Fund shall give written notice to the other party one hundred twenty (120) days before the expiration of the Initial Term or of a Renewal Term if such party desires not to renew the term for an additional one year period and in the absence of such notice the Agreement shall renew automatically for such one year term.  In the event the Fund wishes to terminate this Agreement in its entirety or as to one Fund prior to the expiration of the Initial Term or a Renewal Term, the Funds shall give one hundred twenty (120) days prior written notice to the Transfer Agent and shall be subject to the terms of this Section, including the payments applicable under Section 12.3. One hundred twenty (120) days before the expiration of the Initial Term or a Renewal Term, the Transfer Agent and the Fund will agree upon a Fee Schedule for the upcoming Renewal Term.  In the event the parties fail to agree upon a new Fee Schedule as of such date, the Fee Schedule set forth as Schedule 3.1 hereto shall remain in effect subject to increase under Section 3.6.  Notwithstanding the termination or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of Deconversion (defined below).

12.2        Deconversion.  In the event that this Agreement is terminated or not renewed for any reason, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Fund, the Transfer Agent, at Fund’s request, shall offer reasonable assistance to the Fund in converting the Fund’s records from the Transfer Agent’s systems to whatever services or systems are designated by the Fund (the “Deconversion”).  Such Deconversion is subject to the recompense of the Transfer Agent for such assistance at its standard rates and fees in effect at the time and to a reasonable time frame for performance as agreed to by the parties.  As used herein “reasonable assistance” and “transitional assistance” shall not include requiring the Transfer Agent (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of the Transfer Agent, including the Proprietary Information as defined in Section 7.1, or (iii) to develop Deconversion software, to modify any of the Transfer Agent’s software, or to otherwise alter the format of the data as maintained on any provider’s systems.

12.3        Termination or Non Renewal.

(a)                         Outstanding Fees and Charges.  In the event of termination or non-renewal of this Agreement, the Fund will promptly pay the Transfer Agent all fees and charges for the services provided under this Agreement (i) which have been accrued and remain unpaid as of the date of such notice of termination or non-renewal and (ii) which thereafter accrue for the period through and including the date of the Fund’s Deconversion.

(b)                          Deconversion Costs and Post-Deconversion Support Fees.  In the event of termination or non-renewal of this Agreement, the Fund shall pay the Transfer Agent for the Deconversion costs as noted in Section 12.2 and all reasonable fees and expenses for providing any support services that the Fund requests the Transfer Agent to provide post Deconversion, including but not limited to tax reporting and open issue resolution.

(c)                         Early Termination for Convenience.  In addition to the foregoing, in the event that (i) the Fund terminates this Agreement prior to the end of the Initial Term or any Renewal Term other than due to the Transfer Agent’s bankruptcy under Section 12.6, for cause under Section 12.7 or the failure to be registered under the 1934 Act under Section 12.8, or (ii) the Transfer Agent terminates this Agreement for cause under Section 12.7, or due to the Funds’ bankruptcy under Section 12.6 or due to unpaid invoices under Section 12.5, the Fund shall in each case pay the Transfer Agent an amount equal to the average monthly fee paid by the Fund to the Transfer Agent under the Agreement multiplied by the number of months remaining in the Initial or Renewal Term and calculated as set forth on the then current Fee Schedule, on the date notice of termination was given to the Transfer Agent (the “Early Termination Fee”).  Notwithstanding the foregoing, in the event that a termination of the Agreement occurs under this Section during year four of the Initial Term, the Early Termination Fee to be paid by the Fund to the Transfer Agent shall be a flat fee of $600,000.  The amounts set forth in paragraphs (a), (b) above and in this paragraph (c), shall become due and payable and shall be paid by the Fund on the business day immediately prior to the Deconversion, with the exception of charges for post deconversion support services which shall be invoiced as incurred and paid promptly by the Fund.

(d) The termination of this Agreement with respect to any one Fund shall not affect the continuation of the Agreement for any other Fund.  The Early Termination Fee shall not apply in the event of a termination as to any one Fund if it is the result of: (i) the merger of such Fund into, or the consolidation of a Fund with, another entity, or (ii) the sale by a Fund of all, or substantially all, of its assets to another entity, in each case so long as this Agreement continues with respect to the remainder of the Funds, and either the Transfer Agent is retained to continue to provide services to such merged Fund or its successor on substantially .  the same terms as this Agreement, or the Fund is merged or consolidated with, or its assets sold to, another Fund serviced under this Agreement.  The Early Termination Fee shall also not apply to a termination of this Agreement by a Fund as a result of (i) the merger of such Fund into, or the consolidation of a Fund with, another entity, (ii) the sale by a Fund of all, or substantially all, of its assets to another entity, or (iii) the liquidation or dissolution of a Fund or one or more of its Portfolio and the distribution of its assets to its shareholders; provided, that the cumulative effect of the actions detailed in (i), (ii) or (iii) does not decrease the aggregate number of accounts or level of assets under this Agreement by more than 25%.

12.4         Confidential Information.  Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

12.5         Unpaid Invoices.  The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Fund to the Transfer Agent being outstanding for more than ninety (90) days after receipt by the Fund, except with respect to any amount subject to a good faith dispute within the meaning of Section 3.5 of this Agreement.

12.6         Bankruptcy.  Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

12.7        Cause.  If either of the parties hereto becomes in default in the performance of its duties or obligations hereunder and such default has a material adverse effect on the other party, then the non-defaulting party may give notice to the defaulting party specifying the nature of the default in sufficient detail to permit the defaulting party to identify and cure such default.  If the defaulting party fails to cure such default within thirty (30) days of receipt of such notice, or within such other period of time as the parties may agree is necessary for such cure, then the non-defaulting party may terminate this Agreement upon notice of not less than five (5) days to the defaulting party.

12.8.      Transfer Agent Registration.  The Funds shall have the right to terminate this Agreement, by delivery of written notice to the Transfer Agent, if the Transfer Agent has ceased to be registered as a transfer agent under the 1934 Act and has failed to initiate appropriate action to reinstate such registration.

12.9          In the event that the Fund terminates this Agreement prior to the end of the Initial Term or any Renewal Term, other than by reason of the Transfer Agent’s bankruptcy under Section 12.6, for cause under Section 12.7, or failure to be registered under the 1934 Act under Section 12.8, then effective as of the first day of any month in which the Transfer Agent receives notice of such termination, all discounts of fees and charges or fee concessions or waivers (including any previously waived conversion and implementation charges) provided under this Agreement and any related agreements shall cease and shall be recoverable retroactively to the date such discount or fee concession or waiver was first granted and the Fund shall return the amount of any such discounts and fee concessions and any waived conversion and implementation charges, and thereafter pay full, undiscounted fees and charges for the services.

12.10  Except in the event of a termination of the Agreement by reason of the Transfer Agent’s bankruptcy under· Section 12.6, for cause under Section 12.7, or failure to be registered under the 1934 Act under Section 12.8, the parties agree that the effective date of any Deconversion as a result of termination hereof shall not occur during the period from December 15th through March 1st of any year.

12.11  Within thirty (30) days after completion of a Deconversion, the Funds will give notice to the Transfer Agent containing reasonable instructions regarding the disposition of tapes, data files, records, original source documentation or other property belonging to the Fund and then in the

Transfer Agent’s possession and shall make payment for the Transfer Agent’s reasonable costs to comply with such notice.  If the Fund fails to give that notice within thirty (30) days after termination of this Agreement, then the Transfer Agent may dispose of such property as it sees fit.  The reasonable costs of any such disposition or of the continued storage of such tapes, data files, records, original source documentation or other properties shall be billed to, and within thirty (30) days of receipt of such invoice paid by, the Fund.  Failure to pay such sums when due shall incur a late charge in accordance with Section 3.7 of this Agreement.  In no event shall the Transfer Agent be required to keep archived versions of Fund records beyond the requirements of law applicable to its transfer agency business and the terms of this Section 12.11.  In the event the Fund terminates this Agreement and later re-engages the Transfer Agent for performance of transfer agency services, the Fund agrees to pay the reasonable administrative costs for recovery of any records that are still in the Transfer Agent’s possession.

13.                            Assignment and Third Party Beneficiaries

13.1         Except as provided in Section 14.1 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.  Any attempt to do so in violation of this Section shall be void.  Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

13.2        Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

13.3         This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund.  Other than as provided in Section 14.1 and Schedule 1.2(f), neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

14.                            Subcontractors/Delegation

14.1          Except as provided herein the Transfer Agent may not subcontract for the performance of its obligations under this Agreement without the consent of the Funds, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, the Transfer Agent may, without further consent on the part of the Funds, delegate the performance of certain services under this Agreement to an affiliate of the Transfer Agent which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the 1934 Act or, with regard to print/mail services, subcontract such services to DST Output, Inc., an affiliate of the Transfer Agent; provided, however, that the Transfer Agent shall be fully responsible to the Funds for the acts and omissions of its affiliate as it is for its own acts and omissions.

The foregoing shall not be deemed to apply to any direct contracts between the Fund and any affiliate of the Transfer Agent as to which the Transfer Agent is not a party.  The Transfer Agent may provide the services hereunder from service locations within or outside of the United States.

14.2         For purposes of this Agreement, unaffiliated third parties such as, by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S.  Mails, the NSCC and telecommunication companies, shall not be deemed to be subcontractors of the Transfer Agent.

15.                            Changes and Modifications

15. 1     During the term of this Agreement the Transfer Agent will use on behalf of the Fund, without additional cost, all modifications, enhancements, or changes which its affiliate DST Systems, Inc.  may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Fund, unless substantially all clients of the Transfer Agent are charged separately for such modifications, enhancements or changes, including, without limitation, substantial system revisions or modifications necessitated by changes in existing laws, rules or regulations.  The Fund agrees to pay the Transfer Agent promptly for modifications and improvements which are charged for separately at the rate provided for in the Transfer Agent’s standard pricing schedule which shall be identical for substantially all clients, if a standard pricing schedule shall exist.  If there is no standard pricing schedule, the parties shall mutually agree upon the rates to be charged.

15.2               The Transfer Agent shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Fund will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of the Fund in using or employing the TA2000 System or the Transfer Agent’s facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Fund is given thirty (30) days prior notice to allow the Fund to change its procedures and unless the Transfer Agent provides the Fund with revised operating procedures and controls.

15.3               All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST Systems; Inc., an affiliate of the Transfer Agent.

16.                           Miscellaneous

16.1         Amendment.  This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees or the Board of Directors, as the case may be, of the Fund.

16.2         Massachusetts Law to Apply.  This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

16.3        Force Majeure.  In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes, provided, provided that the relevant party has taken reasonable steps, consistent with its business continuity or disaster recovery plan, to reduce or mitigate any damages.

16.4         Consequential Damages.  Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

16.5         Survival.  All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

16.6        Severability.  If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

16.7         Priorities Clause.  In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

16.8         Waiver.  No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

16.9         Merger of Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

16.10        Counterparts.  This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

16.11.   Reproduction of Documents.  This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process.  The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

16.12        Notices.  All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)                               If to the Transfer Agent, to:

Boston Financial Data Services, Inc.

2000 Crown Colony Drive- 4th Floor

Quincy, Massachusetts 02169

Attention: Legal Department

Facsimile: (617) 483-7091

(b)                               If to the Funds, to:

Aberdeen Funds

1735 Market Street, 32nct Floor

Philadelphia, PA 19103

Attention: Legal Department

Facsimile: 866-291-5760

17.                            Additional Portfolios/ Funds

17.1        Additional Portfolios.  In the event that a Fund establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder by the parties amending the Schedule A to include the additional series.

17.2         Additional Funds.  In the event that an entity affiliated with the Funds, in addition to those listed on the Schedule A, desires to have the Transfer Agent render services as transfer agent under the terms hereof and the Transfer Agent agrees to provide such services, upon completion of an amended Schedule A signed by all parties to the Agreement, such entity shall become a Fund hereunder and any series thereof shall become a Portfolio hereunder.

17.3        Conditions re: Additional Funds/Portfolios.  In the event that the Transfer Agent is to become the transfer agent for new funds or portfolios, the Transfer Agent shall add them to the TA2000 System upon at least thirty (30) days’ prior written notice to the Transfer Agent provided that the requirements of such funds or portfolios are generally consistent with services then being provided by the Transfer Agent under this Agreement.  The fees and expenses for such additional funds or portfolios shall be determined in accordance with Section 3.

18.                            Limitations of Liability of the Trustees and Shareholders

In the case where the Fund is a trust, a copy of the trust instrument (if applicable) is on file with the Secretary of the State of the state of its organization, and notice is hereby given that this instrument is executed on behalf of the trustees of the trust as trustees and not individually and that the obligations of this instrument are not binding upon any of the trustees or Shareholders individually but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their . names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ABERDEEN FUNDS, ON BEHALF OF EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A

	By:	/s/ Lucia Sitar

	Name:	Lucia Sitar

	Title:	Vice President
As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

ATTEST:

/s/ James O’Connor

BOSTON FINANCIAL DATA SERVICES, INC.

	By:	/s/ Richard J. Ahl

	Name:	Richard J. Ahl

	Title:	Senior Vice President

ATTEST:

/s/ Sandra A. Mucci

SCHEDULE A

FUNDS

June 3, 2011

Fund	Jurisdiction and Type of Entity
Aberdeen China Opportunities Fund	Series of Delaware statutory trust
Aberdeen Emerging Markets Fund	Series of Delaware statutory trust
Aberdeen Global Financial Services Fund	Series of Delaware statutory trust
Aberdeen Natural Resources Fund	Series of Delaware statutory trust
Aberdeen International Equity Fund	Series of Delaware statutory trust
Aberdeen Optimal Allocations Fund: Defensive	Series of Delaware statutory trust
Aberdeen Optimal Allocations Fund: Growth	Series of Delaware statutory trust
Aberdeen Optimal Allocations Fund: Moderate	Series of Delaware statutory trust
Aberdeen Optimal Allocations Fund: Moderate Growth	Series of Delaware statutory trust
Aberdeen Optimal Allocations Fund: Specialty	Series of Delaware statutory_ trust
Aberdeen Small Cap Fund	Series of Delaware statutory trust
Aberdeen Tax-Free Income Fund	Series of Delaware statutory trust
Aberdeen U.S. Equity Fund	Series of Delaware statutory_ trust
Aberdeen Equity Long Short Fund	Series of Delaware statutory trust
Aberdeen Global Equity Fund	Series of Delaware statutory trust
Aberdeen Core Income Fund	Series of Delaware statutory trust
Aberdeen Core Plus Income Fund	Series of Delaware statutory trust
Aberdeen International Equity Institutional Fund	Series of Delaware statutory trust
Aberdeen Global Fixed Income Fund	Series of Delaware statutory trust
Aberdeen Global Small Cap Fund	Series of Delaware statutory trust
Aberdeen Asia Bond Institutional Fund	Series of Delaware statutory trust
Aberdeen Asia-Pacific (Ex-Japan) Equity Institutional Fund	Series of Delaware statutory trust
Aberdeen Emerging_ Markets Institutional Fund	Series of Delaware statutory trust
Aberdeen Emerging Markets Debt Local Currency Fund	Series of Delaware statutory trust
Aberdeen Global High Yield Bond Fund	Series of Delaware statutory trust
Aberdeen Ultra-Short Duration Bond Fund	Series of Delaware statutory trust
Aberdeen Asia-Pacific Smaller Companies Fund	Series of Delaware statutory trust

Schedule A - 1

SCHEDULE 1.2(f)

AML AND CIP DELEGATION

Dated: June 3, 2011

1.                                   Delegation.

In order to assist the Fund with the Fund’s AML responsibilities under applicable AML laws, the Transfer Agent offers certain risk-based AML Procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund. The Fund has had an opportunity to review the AML Procedures with the Transfer Agent and desires to implement the AML Procedures as part of the Fund’s overall AML program (the “AML Program”).

Accordingly, subject to the terms and conditions set forth in this Agreement, the Fund hereby instructs and directs the Transfer Agent to implement the AML Procedures as set forth in Section 4 below on the Fund’s behalf and delegates to the Transfer Agent the day-to-day operation of the AML Procedures.  The AML Procedures set forth in Section.  4 may be amended, from time to time, by mutual agreement of the Fund and the Transfer Agent upon the execution by such parties of a revised Schedule 1.2(f) bearing a later date than the date hereof.

1.3               The Transfer Agent agrees to perform such AML Procedures, with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.                                    Consent to Examination.  In connection with the performance by the Transfer Agent of the AML Procedures, the Transfer Agent understands and acknowledges that the Fund remains responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records the Transfer Agent maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance.  The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review.  For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3.                                   Limitation on Delegation.  The Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the AML Procedures, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated

Schedule 1.2(f) - 1

hereunder.  Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the AML Procedures with respect to the ownership of, and transactions in, Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information.

4.                                                     AML Procedures (1)

4.1                 Consistent with the services provided by the Transfer Agent and with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information, the Transfer Agent shall:

(a) On a daily basis, submit all new customer account registrations and registration changes against the Office of Foreign Assets Control (“OFAC”) database, the Politically Exposed Persons (“PEP”) database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(b) Submit all account registrations through OFAC databases, the PEP database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c) On a daily basis, submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database;

(d) Compare all new customer account registrations and registration changes through the Known Offenders database and notify the Fund of any match.

(e) Review certain types of redemption transactions that occur within thirty (30) days of an account establishment, registration change, or banking information change (e.g.  redemption by check after address change; redemption by wire after banking information change; or rapid depletion of account balance after establishment);

(f) Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

(g) Review accounts with small balances followed by large purchases;

(h) Review accounts with frequent activity within a specified date range followed by a large redemption;

(1) The accounts, transactions, items and activity reviewed in each case are subject to ce1tain standard exclusions as set forth in written procedures of the Transfer Agent, which have been made available to the Fund and which may be modified from time to time.

Schedule 1.2(f) - 2

(i) Review purchase and redemption activity by check that meets or exceeds $100,000 threshold on any given day;

(j) Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Fund with a copy of the SAR within a reasonable time after filing; and notify the Fund if any further communication is received from the U.S.  Department of the Treasury or other law enforcement agencies regarding such filing;

(k) Compare account information to any FinCEN request received by the Fund and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec.  314(a).  Provide the Fund with the.  necessary information for it to respond to such request within required time frame;

(1) (i) Take reasonable steps to verify the identity of any person seeking to become a new customer of the Fund and notify the Fund in the event such person cannot be verified, (ii) Maintain records of the information used to verify the person’s identity, as required, and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;

(m) Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.P.R.  103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R.103.175).  The Transfer Agent will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire.  If an account is determined to have a medium or above risk-ranking, the Transfer Agent will monitor the account on a monthly basis for unusual activity.  In the situation where due diligence cannot be completed with respect to an account, the Transfer Agent will contact the Fund ‘s AML Officer for further instruction.

(n) Upon the request by the Fund, conduct due diligence to determine if the Fund is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from tin1e to time, by the U.S.  Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act (31 C.F.R.  103.193).

4.2                 In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR or other similar report or notice to OFAC, then the Transfer Agent shall also immediately notify the Fund, unless prohibited by applicable law.

Schedule 1.2(f) - 3

SCHEDULE 1.2(i)

OMNIBUS TRANSPARENCY SERVICES

Dated: June 3, 2011

A.                                        The Funds shall provide the following information to the Transfer Agent:

1.                    The name and contact information for the Financial Intermediary, with which the Funds have a “shareholder information agreement” (under which the Financial Intermediary agrees to provide, at the Fund’s request, identity and transaction information about shareholders who hold their shares through an account with the Financial Intermediary (an “accountlet”)), that is to receive an information request;

2.             The Funds to be included, along with each Fund’s frequency trading policy, under surveillance for the Financial Intermediary;

3.             The frequency of supplemental data requests from the Transfer Agent;

4.                      The duration of supplemental data requests (e.g. 60 days, 90 days); and

5.             The expected turnaround time for a response from the Financial Intermediary to an information request (including requests for supplemental data)

B.                                          Upon receipt of the foregoing information, the Funds hereby authorize and instruct the Transfer Agent to perform .the following Services:

1.            Financial Intermediary Surveillance Schedules.

(a)                          Create a system profile and infrastructure based upon parameters set by the Fund to establish and maintain Financial Intermediary surveillance schedules and communication protocol/links.

(b)                          Initiate information requests to the Financial Intermediaries.

2.              Data Management Monitoring

(a)                           Monitor status of information requests until all supplemental data is received.

(b)                           If a Financial Intermediary does not respond to a second request from the Transfer Agent, .the Transfer Agent shall notify the Fund for the Fund to follow-up with the Financial Intermediary.

3.              Customized Reporting for Market Timing Analysis

(a)                           Run information received from the Financial Intermediaries through TA2000 System functionalities.

(b)                            Generate exception reports using parameters provided by the Funds.

4.              Daily Exception Analysis of Market Timing Policies for Supplemental Data Provided

(a)                            Review daily short-term trader exceptions, daily excessive trader exceptions, and daily supplemental data reconciliation exceptions.

(b)                            Analyze Financial Intermediary supplemental data (items), which are identified as “Potential Violations” based on parameters established by the Funds.

(c)                             Confirm exception trades and if necessary, request additional information regarding Potential Violations.

Schedule 1.2(i) - 1

5.                Communication and Resolution of Market Timing Exceptions

(a)                            Communicate results of analysis to the Funds or upon request of the Funds directly to the Financial Intermediary.

(b)                            Unless otherwise requested by the Funds and as applicable, instruct the Financial Intermediary to (i) restrict trading on the accountlet, (ii) cancel a trade, or (iii) prohibit future purchases or exchanges.

(c)                             Update AWD Work Object with comments detailing resolution.

(d)                            Keep a detailed record of all data exceptions and inquires with regards to potential violations.

6.                 Management Reporting

(a)                            Provide periodic reports, in accordance with agreed upon frequency and content parameters, to the Funds. As reasonably requested by the Funds, the Transfer Agent shall furnish ad hoc reports to the Funds.

7.                 Support Due Diligence Programs

(a)                            Update system watch list with pertinent information on trade violators.

(b)                            Maintain a detailed audit trail of all accounts that are blocked and the reason for doing so.

Schedule 1.2(i) - 2

SCHEDULE 2.1

THIRD PARTY ADMINISTRATOR(S) PROCEDURES

Dated: June 3, 2011

1.                                  On each day on which both the New York Stock Exchange and the Fund are open for business (a “Business Day”), the TPA(s) shall receive, on behalf of and as agent of the Fund, Instructions (as hereinafter defined) from the Plan. Instructions shall mean as to each Fund (i) orders by the Plan for the purchases of Shares, and (ii) requests by the Plan for the redemption of Shares; in each case based on the Plan’s receipt of purchase orders and redemption requests by Participants in proper form by the time required by the term of the Plan, but not later than the time of day at which the net asset value of a Fund is calculated, as described from time to time in that Fund’s prospectus. Each Business Day on which the TPA receives Instructions shall be a “Trade Date.”

2.                                   The TPA(s) shall communicate the TPA(s)’s acceptance of such Instructions, to the applicable Plan.

3.                                   On the next succeeding Business Day following the Trade Date on which it accepted Instructions for the purchase and redemption of Shares, (TD+1), the TPA(s) shall notify the Transfer Agent of the net amount of such purchases or redemptions, as the case may be, for each of the Plans. In the case of net purchases by any Plan, the TPA(s) shall instruct the Trustees of such Plan to transmit the aggregate purchase price for Shares by wire transfer to the Transfer Agent on (TD+1). In the case of net redemptions by any Plan, the TPA(s) shall instruct the Fund’s custodian to transmit the aggregate redemption proceeds for Shares by wire transfer to the Trustees of such Plan on (TO+1). The times at which such notification and transmission shall occur on (TD+1) shall be as mutually agreed upon by each Fund, the TPA(s), and the Transfer Agent.

4.                           · The TPA(s) shall maintain separate records for each Plan, which record shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances. The TPA(s) shall maintain on behalf of each of the Plans a single master account with the Transfer Agent and such account shall be in the name of that Plan, the TPA(s), or the nominee of either thereof as the record owner of Shares owned by such Plan.

5.                                   The TPA(s) shall maintain records of all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

6.                                   The TPA(s) shall prepare, and transmit to each of the Plans, periodic account statements showing the total number of Shares owned by that Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan on Shares during the statement period (whether paid in cash or reinvested in Shares).

Schedule 2.1 - 1

7.                                    The TPA(s) shall, at the request and expense of each Fund, transmit to the Plans prospectuses, proxy materials, reports, and other information provided by each Fund for delivery to its Shareholders.

8.                                  The TPA(s) shall, at the request of each Fund, prepare and transmit to each Fund or any agent designated by it such periodic reports covering Shares of each Plan as each Fund shall reasonably conclude are necessary to enable the Fund to comply with state Blue Sky requirements.

9.                                   The TPA(s) shall transmit to the Plans confirmation of purchase orders and redemption requests placed by the Plans; and

10.                           The TPA(s) shall, with respect to Shares, maintain account balance information for the Plan(s) and daily and monthly purchase summaries expressed in Shares and dollar amounts.

11.                           Plan sponsors may request, or the law may require, that prospectuses, proxy materials, periodic reports and other materials relating to each Fund be furnished to Participants in which event the Transfer Agent or each Fund shall mail or cause to be mailed such materials to Participants.  With respect to any such mailing, the TPA(s) shall, at the request of the Transfer Agent or each Fund, provide at the TPA(s)’s expense a complete and accurate set of mailing labels with the name and address of each Participant having an interest through the Plans in Shares.

Schedule 2.1 - 2

SCHEDULE 3.1

FEES AND EXPENSES

Effective Date: June 3, 2011 through June 3, 2015

General: Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed and shall continue until such account is purged from the system.

Annual Account Service Fees
Open Account Fees
Direct Account Fee (Non NSCC Matrix Level III Accounts)		$10.00/Account
Networked Account (NSCC Matrix Level III Accounts)
0 To 50,000 Accounts		$6.00/Account
50,001 And Above Accounts		$5.50/Account

Institutional Asset Based Fees
$0 To $2 Billion		.00006
$2 Billion and Above		.00005

CUSIP Fee		$1,000.00 Per CUSIP

Closed Account Fee		$1.50/Account

Retirement Fee (Paid by shareholder)
IRA Custodial Fee		$15.00/SSN

Automated Work Distributor TM (AWD®)
License and Remote Processing Fees(2)		$5,200.00/Workstation

Implementation3 (3)
• Data Conversion		Waived
• Image Conversion ·		Waived
• Training		Waived

Reimbursable Expenses	Billed as incurred
In accordance with Section 3.2.

(I) A Complex Minimum Fee of$600,000 will apply annually. The fee payable annually is the higher of the open & closed account fees plus asset-based basis point fees or the minimum.

(2) Only applicable if workstations are required at Fund’s facilities. Does not include hardware or third-party software.

(3) Reimbursable Expenses including travel and statement development are not included. All other Aberdeen programming/enhancement requests will be billed at the then current rates.

Schedule 3.1 - 1

Additional Products

The Transfer Agent through DST Systems Inc. TM may optionally provide the following additional products if requested by the Fund. Products listed here are listed for informational purposes only and are not required and may require a separate agreement.

+              TA2000 Voice TM

+              Intra-Day Transfer Agent Cash Availability (TA2000 Same-Day Cash Management ™)

+            Ad Hoc Reporting- Current Day Snapshot Perspective (PowerSelect ™)

+              Shareholder Internet Offering (FAN Web ™)

+               Short-Term Trader Tracking and Fee Assessment

+             Financial Intermediary Internet Offering (DST Vision ™)

+             Omnibus Transparency

+             Computer/Technical Personnel

Schedule 3.1 - 2

TA2000 Voice Features

TA2000 Voice charges are based on either an actual monthly usage charge or a minimum monthly charge whichever is greater. These monthly charges are calculated as follows:

Monthly Usage Charges (4)

Audio Response- Touch Tone
TA2000 Voice	Waived
Audio Response- Speech Recognition
TA2000 Voice With Speech Recognition	$.05/Call

Multiple Call Flow Charges

Multiple Call Flow Charges are based on the following guidelines.

•                After the initial call flow, each additional call flow that provides different flow, function, vocabulary, processing rules or access methods for a client will be charged at a rate of $500.00 per month.

•                After the initial call flow, each additional call flow that is identical in flow, function,. vocabulary, processing rules, or access methods for a client will be charged at a rate of $200.00 per month.

In addition to the above fees, there are out-of-pocket expenses that would include:

•                AT&T long distance charges.

•                Winchester Data Center infrastructure charges currently billed at $0.0716 per minute.

•                 AT&T courtesy transfer is billed at either $0.30 per transfer or $.02 per toll free call whichever Aberdeen chooses.

•                 AT&T conference & transfer billed at either $0.45 per transfer or $0.02 per toll free call whichever Aberdeen chooses.

TA2000 Same-Day Cash Management (Intra-Day Transfer Agent Cash Availability)

Supersheets/Money Movement	$48,000.00/Year
Cash Avail ability	$48,000.00/Year
Wire Proofing	$24,000.00/Year

Installation and training will be priced separately depending on client configuration and training needs.

PowerSelect (Ad Hoc Reporting- Current Day Snapshot Perspective)

TA2000 Standard Database File Offering	$24,000.00/Year

(4)    The monthly usage charge is based on a service fee of $0.20 or $0.25 for voice recognition per billable call. The call volumes for a client are aggregated for all call flows to determine the actual usage charge.

Schedule 3.1 - 3

FAN Web (Shareholder Internet Offerings)

Implementation Fee	Included
Each Additional Site Setup Fee	$5,000.00

This covers the establishment of rules/options associated with using the feature.  This fee will also provide up to 100 hours of assistance from business analysts and technical staff in implementing your fund group.  Any custom programming or effmt in excess ofthe 100 hours will be charged at a rate of $150.00 per hour.

Base Fee	$3,000.00/Month

Activity Fees
Basic Inquiries Portfolio	Waived
Inquiries Account	Waived
Maintenance and Transactions	Waived
New Account Establishment	Waived
Auxiliary Processing (for example, courtesy email, shareholder profile, integration with business process management)	Waived

Mutual Authentication (Optional)

Although the current authentication methods in place for account access for mutual funds in DST’s internet products satisfy current industry regulations.  In order to allow our customers to comply with the updated guidance entitled Authentication in an Internet Banking Environment issued by the Federal Financial Institutions Examination Council (FFIEC) in October 2005, DST selected RSA® Adaptive Authentication for Web, which offers anti-phishing capabilities coupled with strong authentication using layered security and anomaly detection.

Monthly Active ID Fees

An active ID is defined as any ID that has had activity within the 180 day period prior to the billing cycle.  Billing cycles will run on the last day of each month to generate the billing statistic.

Active ID’s	Active ID Fee (5)
0 to 350,000 Active ID’s	$.0167/Active ID
350,001 to 750,000 Active ID’s	$.0125/Active ID
750,001 and Above Active ID’s	$.0083/Active ID

(5) In addition to the Active ID Fee, a reimbursable expense to cover external vendor cost which is currently $.0283 per Active ID will also be applicable.

Schedule 3.1 - 4

Short Term Trader Tracking and Fee Assessment

Aging Period in Days
1 -90	$0.06/Account/Year
91 – 180	$0.12/Account/Year
181-270	$0.18/Account/Year
271 -366	$0.24/Account/Year
367- Two Years	$0.36/Account/Year

Schedule 3.1 - 5

Ill Vision (Financial Intermediary Internet Offering)

ID Charges
1 – 500	$5.00 Per Month/ Per ID For Each Of The First 500 IDs
501- 1,000	$4.00 Per Month/ Per ID For Each Of The Next 500 IDs
1,001 –2,000	$3.00 Per Month/ Per ID For Each Of The Next 1,000 IDs
2.001-3,000	$2.00 Per Month/ Per ID For Each Of The Next 1,000 IDs
3,001 - +	No Charge for each additional ID over 3,000

In accordance with the schedule above, ID Charges for each affiliate of Customer with a separate management code in the DST system cannot exceed a monthly maximum of $9,500.

Inquiry Charges
Initial Set-up Fee	None
Standard Per View Charge	$0.05/Per
Reduced Per View Charge	$0.025/Per
Monthly Minimum	None

A view is defined as the complete process of an information request sent to the underlying record keeping system, and the corresponding response returned from the underlying record keeping system.

Statement Charges
Individual Statement Retrieval Charge	$0.05/Statement
Batch Statement Load Charge	$0.03/Image/Page
Monthly Statement Interface Suppot1Charge (6)	$1,300.00
Monthly Minimum	None

E-Mail Alet1Charges
Per E-Mail	$0.05/Per regardless of the number of confirmations included in the E-Mail

(6) The Monthly Statement Interface Support Charge shall only be imposed if Aberdeen elects to offer electronic statements as a part of the Vision Services through a statement vendor, or proprietary offering, other than DST Output, LLC or a subsidiary of DST Output, LLC.  If Aberdeen uses DST Output, or a subsidiary of DST Output, LLC as its statement vendor, the Monthly Statement Interface Support Charge will be waived.

Schedule 3.1 - 6

Vision (Financial Intermediary Internet Offering) Cont.
Transaction Processing Charges
Initial Setup Fee
Existing FAN Users	$2,500.00
All Others	$5,000.00
Purchase, Redemption, Exchange, Maintenance	$0.10/Transaction
NSCC Reject Processing	$0.10/Reject
New Account Establishment	$0.35/Transaction
New Account Web Service Image Delivery	$0.65/image
Monthly Minimum Charge	The greater of $500.00 or actual usage charge

Volume Discounts (Discount Schedule monthly) (7)
$7,500-$15,000	20%
$15,001-$30,000	25%
$30,001 -$45,000	30%
$45,001 - +	35%

The percentage discount is applied incrementally to the dollars associated with each breakpoint.

Each Affiliate of Aberdeen with a separate management code in the DST system will be charged separately and will not be aggregated for purposes of ID Charges or Volume Discounts.

DST Vision Optional Products

In tandem with DST’s Vision Web site products, there are three optional products for which we can provide additional information upon request.

Vision Voice TM

Vision Voice is designed as a one-stop portal for financial intermediaries to get access to participating fund companies from anywhere via a single toll-free number.

Voice Passport TM

Voice Passp01t provides the same functionality as Vision Voice, but is branded as Aberdeen and only provides access to Aberdeen information.  A separate toll-free number is established that you can market to the financial intermediaries.  Voice Passport is a great option for front-ending financial intermediary calls to your Call Center

Fund Family Vision

Fund Family Vision is an optional element of the Vision Services which provides

Aberdeen the ability to offer integrated access to Vision through Aberdeen Web Site.

(7) Volume Discounts apply to all Inquiry Charges, Individual Statement Retrieval Charges, Batch Statement Load Charges, Email Alert Charges, Transaction Processing Monthly Minimum and Transaction Processing Charges.  ID Charges, Monthly Statement Interface Support Charges, Transaction Processing Initial Set-up Fee and Fund Family Vision Additional Fees are not included in Volume Discount calculation.

Schedule 3.1 - 7

Iii: Omnibus Transparency

DST/Boston Financial provides four levels of support for the data obtained from sub accounting systems on behalf of our customers.

1.  Data Management Only - DST will provide support for establishing and receiving transmissions of data from broker/dealers, TPAs and the NSCC; will reformat the data in a standard TIP format; and forward it to the Fund.  DST will store the data for a week after receipt before purging.

2.  Data Storage- DST will provide an “accountlet” structure to house position and transaction data received from broker/dealers, TPAs and the NSCC.  This option is in addition to the Data Management support described above.

3.  Omnibus Transparency Bundled Accountlet- For clients choosing to use the full capabilities ofTA2000 Omnibus Transparency, a bundled price is available.  This price includes the receipt and storage of data, trade surveillance, ROA, and Short Term Trader.  The number of accountlets and the resulting rates will be determined at the client (customer) level.  Individually, clients need to exceed 500,000 accounts to reach the second and third levels of fees.  It is understood that a client may include multiple management codes.

4.  Administration/Full Service- For clients choosing to use the full capabilities ofTA2000 Omnibus Transparency, a bundled price is available.  This price includes the receipt and storage of data, trade surveillance, ROA and Short Term Trader

The fees associated with the four levels of support, along with optional services available at each level are detailed below.

1 . Data Management Only Fee
Transaction Record Detail	$0.025/Transaction/Occurre nce
Position Detail	$0.01 /Position/Occurrence
Additional Optional Service
Trade Surveillance (8)	$0.0 IS/Transaction Record
2. Data Storage Fee (9)	$0.14/Accountlet/Year
Additional Optional Services
Short Term Trader
Tracking Period
90 days or less	$0.06/Accountlet/Year
91- 180 days	$0.12/Accountlet/Year
181-270 days	$0.18/Accountlet/Year
270- I year	$0.24/Accountlet/Year
1 year – 2 years	$0.36/Accountlet/Year
ROA	$0.03/Accountlet/Year
3. Omnibus Transparency Bundled Accountlet Fee
1 – 500,000 accountlets (includes 25 investigations)	$0.45/Accountlet/Year
500,001 – 2,000,000 accountlets (includes 50 investigations)	Fee Waived
2,000,001 and above accountlets (includes 100 investigations)	$0.10/Accountlet/Year

(8) Includes TA2000 Excessive Trader, B-Share Analysis, and PowerSelect.  PowerSelect retention will be for all year-to-date transactions.

(9) Includes monthly TIP refresher.

Schedule 3.1 - 8

Omnibus Transparency (Cont.)

4. Administration/Full Service Fee (in addition to the bundled accountlet technology cost )
1 – 50,000 accountlets (includes 25 investigations)	$3,000.00/Month
50,001 – 100,000 accountlets (includes 50 investigations)	$4,000.00/Month
100,00I and above accountlets (includes 100 investigations)	$5,000.00/Month
Additional Investigations above monthly allowance	$12.00/Investigation

Web Portal Fee
On-Time Setup	$5,000.00
Monthly Fee	$1,500.00

· =: Computer/Technical Personnel

Computer/Technical Personnel resources may be employed on an hourly bases when and if the need becomes necessary at the following rates:

Classification
Technical	$195.00/Hour
Business Analyst/Test	$125.00/Hour

Schedule 3.1 - 9